UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------


                                    FORM 8-A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  Unitrin, Inc.
             (Exact name of registrant as specified in its charter)

                Delaware                                          95-4255452
(State of incorporation or organization)                       (I.R.S. Employer
                                                             Identification no.)

         One East Wacker Drive
              Chicago, IL                                           60601
(Address of principal executive offices)                          (Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                         Name of each exchange on which
      to be so registered                         each class is to be registered

Preferred Share Purchase Rights                      New York Stock Exchange
  pursuant to Rights Agreement


         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]


  Securities Act registration statement file number to which this form relates:
                                 Not Applicable.

        Securities to be registered pursuant to Section 12(g) of the Act:
                                      None.

This Form 8-A/A amends the Form 8-A filed by Unitrin, Inc. (the "Company") on August 6, 2004.

Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

                  On May 4, 2006, the Company entered into an Amendment (the "Amendment") to the Rights Agreement, dated as of August 4, 2004, between the Company and Wachovia Bank, National Association, as Rights Agent (the "Rights Agreement"), that amended Section 21 of the Rights Agreement to provide that any successor Rights Agent shall have at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000. A copy of the Amendment is filed herewith as Exhibit 4.1 and incorporated by reference herein.

                  On May 4, 2006, the Company entered into an Agreement of Appointment and Amendment (the "Appointment and Amendment") to the Rights Agreement, as amended, that appointed American Stock Transfer and Trust Company, a New York banking corporation, as successor Rights Agent and made certain other conforming changes to the Rights Agreement. A copy of the Appointment and Amendment is filed herewith as Exhibit 4.2 and incorporated by reference herein.



Item 2.  EXHIBITS

         Exhibit No.    Description
         -----------    -----------

            4.1 Amendment to the Rights Agreement, dated as of May 4, 2006, between Unitrin, Inc., a Delaware corporation, and Wachovia Bank, National Association, as Rights Agent.

            4.2 Agreement of Appointment and Amendment, dated as of May 4, 2006, between Unitrin, Inc., a Delaware corporation, and American Stock Transfer and Trust Company, a New York banking corporation.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                                 Unitrin, Inc.



                                                 By:      /s/ Scott Renwick
                                                          ----------------------
                                                 Name:    Scott Renwick
                                                 Title:   Senior Vice President



Date: May 4, 2006

                                  EXHIBIT INDEX



      Exhibit No.    Description
      -----------    -----------

         4.1 Amendment to the Rights Agreement, dated as of May 4, 2006, between Unitrin, Inc., a Delaware corporation, and Wachovia Bank, National Association, as Rights Agent.

         4.2 Agreement of Appointment and Amendment, dated as of May 4, 2006, between Unitrin, Inc., a Delaware corporation, and American Stock Transfer and Trust Company, a New York banking corporation.